Exhibit 99.3

Pogo Producing Company

Supplemental Information (Unaudited)

Continuing Operations**

	Quarter Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2005	2004	2005	2004

Net Natural Gas Sales (Mcf/day)	254,506	249,261	256,670	239,879

Gas Price ($/Mcf)	$6.48	$5.79	$6.22	$5.64

Net Liquids Production (Bbl/day)
Crude & Condensate	26,303	34,403	26,448	34,228
Plant Products	4,147	4,676	4,073	4,594
Total Liquids	30,450	39,079	30,521	38,822

Average Prices ($/Bbl)
Crude & Condensate	$46.62	$34.76	$45.19	$35.01
Plant Products	$33.00	$24.41	$30.83	$24.91

Selected Balance Sheet Data

($ in 000’s)	6/30/2005	12/31/2004
Total Assets	$3,515,237	$3,481,109
Long-term Debt *	883,000	755,000
Shareholders’ Equity	1,656,133	1,727,895
Working Capital	209,932	165,391

* Excludes debt discount of $2,646 at 6/30/05

** Results from continuing operations exclude activities related to Thailand.